Exhibit 10.1

March 23, 2022

Gordon W. Kinder

[*]

[*]

[*]

Re:	Separation Agreement

Dear Gordon:

This letter, when it becomes effective, will constitute the Separation Agreement (the “Agreement”) between you and Bluejay Diagnostic, Inc. (“the Company”) and contains the terms of your separation from employment with the Company.

1. Separation from Employment. Your employment with the Company will end effective March 23, 2022 (your “Separation Date”). You will be paid your wages and other compensation in full through the Separation Date, including accrued but unused paid-time-off, if any remains, in a lump sum, on March 23, 2022, in each case less applicable deductions and withholdings. You acknowledge that you have submitted and been paid for all business expenses.

2. Separation Pay. In consideration for the general release and the other promises and representations by you in this Agreement, the Company agrees to provide you with $125,000.00, which is equal to six months of your base salary in effect on the Separation Date (the “Separation Pay”), and $22,465.75, which is equal to 40% of your yearly base salary earned through the Separation Date (the “Separation Bonus”). The Separation Pay and Separation Bonus shall be paid in six (6) equal bi-weekly installments starting on the first regularly scheduled payday after this Agreement becomes effective and enforceable pursuant to Paragraph 17 below. Thereafter, the remaining installments will be paid on the next five (5) regularly scheduled paydays. The Separation Pay and Separation Bonus shall be reduced by all applicable payroll withholding taxes and any other deductions required by law or previously authorized by you.

In addition, in consideration for the general release and the other promises and representations by you in this Agreement, the Company agrees to accelerate the vesting of the option grants previously provided to you, including (i) those provided to you in the July 1, 2021 Restated Employment Agreement between you and the Company (your “Employment Agreement”) in paragraph 2(c) therein; and (ii) those provided to you as part of your 2021 Annual Bonus. The Company further agrees to eliminate the 90-day limitation on the exercise of such options, as laid out in Bluejay Diagnostics, Inc, 2021 Stock Plan Incentive Stock Option Agreements, such that the grants shall be exercisable for their full ten-year term.

3. Health Plan. Your coverage under the Company’s benefit plans will cease as of your Separation Date, subject to being reinstated retroactively to that date if you timely elect continued coverage under COBRA or applicable state law. You will be separately informed in writing of your continuation rights and obligations under COBRA or other applicable law. Unless modified by law, if you elect to continue your group health benefits under COBRA or other applicable law, you shall be responsible for paying the entire required premium in order to maintain such coverage.

4. No Further Obligations. Except for the obligations expressly set forth in this Agreement, following the Separation Date, you will not be entitled to any compensation, payments or benefits of any kind from the Company or the Released Parties (as that term is defined below), and you expressly acknowledge and agree that you are not entitled to, have no rights to, and will not receive any additional compensation, payments or benefits of any kind from the Company or the Released Parties, and that no representations or promises have been made to you to the contrary.

5. Sufficiency of Consideration. You understand and agree that in consideration for your acceptance of this Separation Agreement you are receiving compensation and/or benefits in excess of those to which you are otherwise entitled, and you acknowledge the sufficiency of such compensation and/or benefits.

6. Release of Claims and Other Covenants.

In consideration of the agreement of the Company to provide you with the Separation Pay:

6.1	You hereby release and forever discharge the Company and the Released Parties (as defined in Section 6.2) with respect to any waivable claim, damage, cost, debt, demand, suit, cause of action and liability of any kind or nature whatsoever, including but not limited to attorneys’ fees, whether known or unknown, fixed or contingent, that you ever had or may now or hereafter have or claim to have or incur as a result of any matter whatsoever through the date of your execution of this Separation Agreement, or based upon the relationship that has heretofore existed between you and the Company, or arising out of or based upon any act, omission or event which occurred prior to the date of your execution of this Separation Agreement.

6.2	The Released Parties include: (i) the Company (ii) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and (iii) with respect to each entity set forth in (i) and (ii) above, their predecessors, successors, current and former employees, officers, directors, owners, representatives, assigns, attorneys, advisors, agents, insurers, employee benefit programs (and the trustees, administrators, and fiduciaries of such programs).

6.3	This general release includes but is not limited to claims arising out of or in connection with (i) your employment relationship with the Released Parties (ii) any allegation that one or more of the Released Parties wrongfully or unlawfully terminated your employment or discharged you (iii) any allegation of violation of Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Genetic Information Act of 2008, the Worker’s Adjustment and Retraining Notification Act, the Massachusetts Wage Act, the Massachusetts Fair Employment Practices Law, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Minimum Fair Wage Act, the Massachusetts Plant Closing Law, the Massachusetts Equal Pay Act, the Massachusetts Parental Leave Act, the Massachusetts Sexual Harassment Statute, and any local laws that may be legally waived, all as amended (iv) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment or discrimination, retaliation, invasion of privacy, violation of public policy, negligence or any other tort (v) any allegation of a breach of any contract of employment, express or implied, or of a violation of any Company policy or procedure, of the provisions of the Constitution of the United States or the constitution of any state, or of any other law, rule, regulation or ordinance pertaining to employment and/or the termination of employment and/or (vi) any other statutory or common law cause of action.

6.4	You will not file any lawsuit or participate in any class action lawsuit against the Company or the Released Parties with respect to any claims or liability released in this Paragraph 6.

6.5	You do not release: (a) vested retirement or savings plan benefit amounts for which you are eligible under the terms of any underlying plan documents to which the Company is a party, such items to be governed exclusively by the terms and conditions of the applicable plan documents; (b) any rights or claims that may arise after you sign this Agreement; (c) your right to file a claim for unemployment benefits or (d) any claim which cannot be released as a matter of law.

7. Notice to Employee. Nothing in this Agreement shall be interpreted as interfering with your right to file, assist or participate in a charge or claim with the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, or other administrative agency with jurisdiction, prohibiting you from reporting possible violations of law to any government agency that is responsible for enforcing such laws, or making other disclosures that are protected under whistleblower provisions of law. Notwithstanding the foregoing, you agree that you shall not obtain, and hereby waive your right to, any monetary or other individual relief for any claim or liability released in this Agreement to the fullest extent allowed under law.

8. Affirmations Regarding Wages. You affirm that you have reported all hours worked through the Separation Date and that after your receipt of the salary and vacation compensation described in Paragraph 1 above you will have received all wages to which you may be entitled through the Separation Date. You represent that you are not aware of any facts on which a claim under the Fair Labor Standards Act or under applicable state minimum wage or wage payment laws could be brought.

9. No Assignment. You represent that you have not assigned or otherwise transferred to any party any claim that is being released pursuant to this Separation Agreement.

10. Disclosure of Claims Filed. You represent that you have disclosed any complaints or charges you have filed against the Company or the Released Parties involving any events up to and including the date of this Separation Agreement.

11. Employment Relationship Severed. You recognize that your employment relationship with the Company has been permanently severed as of the Separation Date, and that the Company has no obligation, contractual or otherwise, to rehire, reemploy, recall or hire you in the future. You acknowledge that you are required to ensure that your employment status on all applicable social media sites, including but not limited to, LinkedIn, Twitter and Facebook, does not indicate or otherwise suggest that you are a current employee of the Company.  You agree not to seek reinstatement, reemployment, or future employment as a new employee of the Company or with any of its divisions, subsidiaries or affiliated companies at any time in the future.

12. Confidentiality.

12.1	You acknowledge that it is the policy of the Company and its affiliates to guard as confidential certain proprietary information not available to the public and relating to the business affairs of the Company and its affiliates. You will not use for your own benefit or for the benefit of any third party, nor shall you disclose to any third party, without prior written consent of the Company, any trade secrets or otherwise confidential information of or regarding the Company, its affiliates, customers, or other third parties, including but not limited to the following types of information: proprietary operations, process, product or proposed product information; financial and pricing data; customer or supplier lists and non-public customer information (such as contract terms, preferences, credit or purchase history); computer programs; and corporate strategies, growth and marketing plans. This restriction shall not apply with respect to any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

12.2	You acknowledge your continued obligations to comply with the post-termination covenants contained in your Employment Agreement. You acknowledge that a copy of that Agreement has been provided to you. You acknowledge that the restrictions contained therein are valid and reasonable and are necessary to protect the Company’s legitimate business interests.

12.3	You will treat the terms of this Separation Agreement as confidential and will not disclose the terms of the Separation Agreement or the amount of separation pay provided you pursuant to this Separation Agreement to any person, except your spouse or partner, children or parents, your attorney, accountant or tax advisor, provided that they also maintain the confidentiality of the terms of this Separation Agreement.

12.4	Notice Regarding Certain Disclosures. You may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under certain limited circumstances. For example, you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and was made solely for the purpose of reporting or investigating a suspected violation of the law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding so long as such filings are made under seal. Additionally, disclosure may be permitted when filing a lawsuit claiming retaliation for reporting a suspected violation of law so long as the disclosure is only made to your attorney or in documents filed under seal.

12.5	Non-Disparagement. You agree that you will not say, write or cause to be said or written any statement that is knowingly or recklessly false about the Company or any of the Released Parties, or make negative statements about the Company’s products or services. The Company agrees that its executives, managers, and other authorized representatives will not say, write or cause to be said or written any statement that is knowingly or recklessly false about you, or make any negative statements about you. Nothing herein shall prohibit you, the Company, or any individual from making truthful statements that are required by applicable law or legal process.

13. Return of Company Property. You certify that you have returned, or will return by March 28, 2022, all property of the Company in your possession or control that you obtained during the course of your employment, including all documents, files, computers and other equipment, computer software, data and building access cards. You further affirm that you have not made or retained, and will not make or retain, any copies of the property referenced herein.

14. Breach of Agreement. In the event that you breach any of your promises or obligations in this Agreement, you agree that, unless prohibited by law, the Company will be entitled to discontinue providing any additional Separation Pay or other benefits and to obtain all other relief provided by law or equity, specifically including injunctive relief, to the fullest extent permitted by law.

15. Non-Admission of Liability. You acknowledge that this Agreement is entered into solely for the purpose of terminating your employment relationship with the Company on an amicable basis and shall not be construed as an admission of liability or wrongdoing by the Company, and that the Company expressly denies any such liability or wrongdoing.

16. Cooperation. You agree to respond to reasonable requests for information pertaining to the details concerning the matters on which you were involved while you were employed at the Company, at times convenient to you. In providing such information, you shall not have the authority to bind the Company or other Released Parties with respect to any matter.

17. Attorney Consultation and Review. You are advised to consult with an attorney before you execute this Agreement. You have a period of 21 days in which to consider this Agreement. The 21-day period starts on the date you receive this Agreement and any changes to the Agreement, whether material or immaterial, have not restarted the running of the 21-day period. If you do not sign and return this Agreement within 21 days of your receipt of this Agreement, the offer herein will be withdrawn. Following your execution of the Agreement, you will have a 7-day period in which to revoke your acceptance of this Agreement, in writing, to Mr. Neil Dey, Chief Executive Officer of Bluejay Diagnostics, Inc. If you choose not to revoke, this Agreement will become effective and enforceable on the 8th day after you sign this Agreement. If you choose to revoke, the Agreement will be void.

18. Knowing and Voluntary Entry of Agreement. You acknowledge and agree that you have entered into this Separation Agreement freely, knowingly and voluntarily and that you have read and understand this entire Separation Agreement.

19. Severability of Provisions. You agree that if any court of competent jurisdiction finds a provision of this Separation Agreement to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Separation Agreement shall continue in full force and effect, provided that should the release in Paragraph 6 be determined to be void, unlawful or unenforceable by a court or arbitrator, the Company reserves the right to declare the Separation Agreement void in its entirety.

20. Choice of Law and Forum Selection. Except to the extent preempted by federal law, this Separation Agreement is made and entered into in the Commonwealth of Massachusetts and the rights and obligations of the parties will be governed in accordance with the laws of the Commonwealth of Massachusetts that are applicable to contracts made and to be performed in that Commonwealth and without regard to the principles of conflict of laws. Any legal actions or proceedings against either party arising out of this Separation Agreement or your employment with the Company will be brought in any court of appropriate jurisdiction sitting in Middlesex County, Massachusetts. Each party submits to and accepts the exclusive jurisdiction of such courts for the purpose of legal actions or proceedings and waives any objection to this choice of venue.

21. Entire Agreement. You agree that this Agreement, including any Exhibit(s) hereto and any documents specifically referenced herein, sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Company to you. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Separation Agreement, except for those set forth herein.

22. Binding Agreement. This Separation Agreement will be binding on and inure to the benefit of the parties and their legal representatives, successors and assigns.

23. Compliance with Section 409A of the Internal Revenue Code. The terms “separation from employment”, “end of employment”, “terminated employment”, “severance of employment” or any similar term under this Separation Agreement will be interpreted to mean “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent necessary to comply with Section 409A of the Code.

If you agree with the terms of this Separation Agreement, please sign in the space provided below and return it to me within twenty-one days of your receipt of this Separation Agreement. An additional copy has been provided for you to keep.

Sincerely,

/s/ Neil Dey
Neil Dey
Chief Executive Officer
Bluejay Diagnostics, Inc.

By signing below, I acknowledge that I have read this Separation Agreement, that I understand and agree to the terms of this Separation Agreement, and that I am signing this Separation Agreement voluntarily.

3/30/22	/s/ Gordon Kinder
Date Signed	Gordon Kinder

5